Exhibit 99.1

[GRAPHIC]

Contact:	John P. Funkhouser	Media Contact:	Janet Vasquez
	President and Chief Executive Officer		John Nesbett
	or		IRG
	Paul T. Storey		(212) 825-3210
Chief Financial Officer
(919) 582-2600

PHARMANETICS FILES LAWSUIT

AGAINST AVENTIS PHARMACEUTICALS, INC.

Lawsuit Alleges That Aventis Is Putting Patient Safety At Risk

Through False And Misleading Promotion Of Its Blockbuster Drug, Lovenox®

Raleigh, NC (November 4, 2003) – PharmaNetics, Inc. (NASDAQ-SmallCap: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today announced that it has filed a lawsuit against Aventis Pharmaceuticals, Inc., the wholly owned subsidiary of French pharmaceutical company, Aventis. The lawsuit alleges that Aventis has engaged in false and misleading advertising of its second largest drug, Lovenox® (enoxaparin sodium), which has annual sales exceeding $1 billion. According to the lawsuit, Aventis’s false and misleading promotion of Lovenox as being “therapeutic from dose one” and “no monitoring required” is putting the safety of patients at risk. The lawsuit states that Aventis is deceiving physicians by telling them to use the drug in a manner that is inconsistent with the product’s approved labeling, inconsistent with accepted safe medical practice, and inconsistent with what is best for patient care.

PharmaNetics alleges in the lawsuit that Aventis’s promotional claims about its drug are false, misleading, deceptive, and not supported by scientific evidence. In addition to claims of false advertising, the PharmaNetics complaint includes allegations of tortious interference, fraud, and breach of contract. Under the Lanham Act, the Company is seeking injunctive relief against Aventis to prevent the use of these promotional messages in their advertising and sales activities and, further, to promote the need for monitoring as required in the drug’s FDA labeling and by the development agreement with PharmaNetics.

In commenting on the lawsuit, John P. Funkhouser, president and chief executive officer of PharmaNetics, stated, “We deeply regret that we have had to take this step. We have done everything in our power to convince Aventis that their promotion of Lovenox is improper and putting patient safety at risk.” According to Mr. Funkhouser, “This lawsuit is the right thing for PharmaNetics and, more importantly, it’s the right thing for patients.”

PharmaNetics, in cooperation with Aventis, developed a rapid bedside test that enhances the way Lovenox, Aventis’ second largest selling drug, currently is managed and has the potential to facilitate the drug’s use in tens of thousands of patients in the cardiac community who stand to benefit from its use. Aventis Pharmaceuticals, the subsidiary of French drug manufacturer Aventis, collaborated with the Company in a multi-million dollar project to develop and co-promote the test together with the drug for targeted patient populations. Three years after the collaboration started, after the test received FDA approval, and clinical trials established, through peer-reviewed literature, “safe” therapeutic ranges for patients on Lovenox in certain cardiology procedures, Aventis isn’t promoting the test. Moreover, Aventis is systematically telling physicians that the test is not necessary through its claims of “no monitoring” and “therapeutic from dose one.” According to the lawsuit, the reason for their decision seems to be motivated more by the way the drug is marketed and financial considerations rather than issues related to patient care.

The diagnostic test delivers information on the anticoagulant status of patients undergoing non-invasive cardiac procedures, like angioplasty. The information is critical to the identification of patients who may be at increased risk for serious adverse events like thrombosis or hemorrhage because their response to the drug may be different than that expected, or because the patient’s anticoagulation history is uncertain. Without a rapid method to assess a patient’s individual drug response, most physicians dose the drug based on a patient’s weight and rely solely on the pharmacokinetic profile the drug exhibits in “normal” patients studied during controlled clinical trials with precise details of when the drug was administered. [The pharmacokinetic profile describes how a drug is absorbed, metabolized and excreted by the body over time.] Historically, the risks associated with this approach have been acceptable because there has been no convenient, widely available method to assist physicians in therapeutic decisions involving the drug. Increasingly, however, physicians are aware of the shortcomings of an approach that doesn’t consider individual variation or the inevitable reality of medical errors present in all medical practices. The drug’s efficacy or theoretical results identified in controlled clinical trials sometimes differ significantly from the effectiveness of the drug observed under naturalistic conditions in which the drug is prescribed, dispensed, and taken by patients in everyday medical practice. A diagnostic tool, like the PharmaNetics test, may greatly enhance a drug’s effectiveness, especially in busy, sometimes chaotic, critical care areas where patients are treated.

By some estimates, twenty percent of patients requiring anticoagulation are excluded from clinical trials because they don’t fit the ideal patient profile. This percentage isn’t inconsequential, especially in the cardiac population. Moreover, physicians treat individuals, not populations, and very often a significant number of their “special” patients, including the morbidly obese, the frail elderly, patients with renal insufficiency, and others with medical conditions who have an increased likelihood of serious events, are not considered for this anticoagulant therapy because the drug hasn’t been adequately studied in patients with less predictable pharmacokinetic profiles and can’t be easily monitored. PharmaNetics’ technology eliminates a significant objection to the drug’s use, not only in special patients, but the population in general because it provides a method to easily, rapidly, and objectively assess an individual’s drug response.

Aventis hasn’t been forthcoming with scientific data to support the “therapeutic from dose one” claim made in advertising and promotional material to the physician and patient community. Nonetheless, the promotion has influenced prescribing decisions. The “no routine monitoring required” message certainly is not applicable to the entire population treated with Lovenox, but Aventis has not qualified the considerable number of exceptions to this assertion. Aventis’s marketing message ignores recommendations in the drug’s labeling to monitor the drug when it is used in combination with other drugs that prevent clotting but increase the chance for bleeding or in patients who are at increased risk for serious adverse events. According to the lawsuit, the apparent downside to Aventis in making a test readily available to the medical community is the potential threat to a highly profitable billion-dollar drug.

In closing, Funkhouser stated, “Through new rapid bedside technology, physicians now have the ability to know which patient is more likely to be at risk for adverse events. It is no longer appropriate to accept ‘risks associated with taking a drug’ when certain patients at risk may be identified. It is time to hold manufacturers to a higher standard of responsibility and accountability. Potentially bad outcomes can be prevented, and what were once statistics, now have faces.”

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include risks related to market acceptance, clinical trials and dependence on third party distributors and collaborative partners, including, in particular with regard to the legal proceedings commenced against its development partner, Aventis Pharmaceuticals, which action includes without limitation the following specific risks: material monetary costs associated with the litigation, even if successful; uncertainty of obtaining a favorable outcome; the potentially significant harm to PharmaNetics’ business and financial condition and prospects if it is not successful in timely prosecuting the litigation; jeopardizing strategic relationships with other existing or potential collaborative partners; harmful delays in meeting sales objectives, even if the litigation is successful; and disruption of management time and resources to pursue the litigation. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

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